EXHIBIT 10.34

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) made and executed this 25th day of June, 2010 by and between FORD F. GRAHAM (“Employee”) of 260 PROSPECT AVE, PRINCETON, NEW JERSEY, 08540 and MILLER PETROLEUM, INC. (“Employer”), a Tennessee Corporation with its principal place of business at 3651 BAKER HWY, HUNTSVILLE, TENNESSEE 37756.

W I T N E S S E T H

WHEREAS, Employee has been employed by the Employer since December 10, 2009;

WHEREAS, Employer and Employee wish to terminate the employment relationship and Employee’s principal duties;

WHEREAS, by executing this Agreement the Employee confirms his knowing and voluntary acceptance of the terms of his separation from employment by Employer pursuant to the terms hereof; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.

The Employee’s last day of work shall be June 25, 2010 (the “Separation Date”) and thereafter he shall have no obligation to perform any further services for the Employer.  The Employee shall receive his standard compensation and benefits through the Separation Date.  The Employee shall be reimbursed for all reasonable, approved, and documented expenses directly related to his employment with the Company through the Separation Date in accordance with the standard expense reimbursement policy of the Company.

2.

Resignation from the Board of Directors. The Employee shall deliver a letter of resignation from the Board of Directors to the Chairman of the Board of Directors, Deloy Miller, with a copy to the Company in care of its General Counsel, Anna East. Such letter of resignation shall be delivered prior to the execution of this Agreement. No Severance Payment (as defined below) shall be made to Employee until the Chairman of the Board and the Company is in receipt of the letter of resignation.

3.

Acknowledgement of Payment and Receipt.  The parties acknowledge that all payments for wages and benefits due to the Employee through the Separation Date have been paid by the Employer and received by the Employee, and that there are no further obligations of the Employer to the Employee except as specifically set forth in this Agreement.

4.

Warrants.  Employee was granted certain warrants at his date of hire, which fully vested at grant.  Those warrants provided for the purchase of 1,000,000 shares of the Employer’s common stock, in four tranches, each with a different exercise price ranging from $0.01 to $2.00.  Nothing in this Agreement shall impact or otherwise affect the number of shares to which Employee is entitled under these warrants, nor the exercise price thereof.  Employer shall deliver fully executed warrant agreements to Employee concurrently with the execution of this Agreement; provided however, that the delivery of such warrants is not contingent upon the execution of this Agreement as the warrants are fully vested.

5.

Payments and Benefits to Employee Not Required by Law or Contract.  Provided the revocation period pursuant to Paragraph 15 hereof has expired and this Agreement has not been revoked, the Employer shall pay to Employee a severance payment equal to twenty-six (26) weeks of Employee’s salary, at his current rate of pay (the “Severance Payment”).  The Severance Payment shall be made to Employee less applicable withholdings and deductions, in accordance with the Employer’s standard payroll practices.  The Severance Payment shall commence on the next pay date following the Employee’s last paycheck.

6.

Unemployment Insurance.  Nothing in this Agreement waives the Employee’s right to apply for and secure, if applicable, unemployment insurance benefits on or after the Separation Date.  Employer shall not challenge any such application.

7.

No Reemployment.  Employee acknowledges and agrees that Employer and any of its affiliates and related companies, is under no legal or contractual duty to reemploy or rehire him in any capacity.

8,

No Denigration.  Neither the Employer nor the Employee shall denigrate or defame the other, or cause any negative publicity to be disseminated about the other either orally or in writing.

9.

Indemnification.

A.

The Employer shall continue to indemnify, defend, and hold harmless Employee, and to defend any action brought against Employee with respect to any claim, demand cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon his role as a Director or Officer of Employer and arose during the time period during which Employee served as a Director or Officer of Employer, to the fullest extent permitted by Employer’s Charter, Bylaws, and the laws of the state of Tennessee.

B.

Notwithstanding Section 9A above, the Employee agrees to indemnify, defend, and shall hold harmless the Employer and/or any of its agents, officers, directors, employees, shareholders, representatives, affiliates, and to defend any action brought against said parties with respect to any claim, demand cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon the Employee’s role in raising capital for the Employer, including without limitation, securities fraud claims.  Employee acknowledges that the Employer is not permitted to indemnify Employee for claims arising under the Securities Laws, as such indemnification has been adjudged to be against the public policy of the United States of America.

C.

Notice.  In claiming indemnification hereunder, the party seeking indemnification shall promptly provide the indemnifying party with written notice of any claim, which the party seeking indemnification believes falls within the scope of the foregoing paragraphs.  The party seeking indemnification may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim.  Any settlement intended to bind the party seeking indemnification shall not be final without that party’s written consent, which shall not be unreasonably withheld.

10.

Confidentiality.  The Employee shall keep the terms and conditions of this Agreement confidential except that the Employee may discuss this Agreement with an attorney, if any, his accountant, business and/or stock adviser and members of his immediate family residing with him, provided, in all cases, each such person agrees to keep the information confidential and not to disclose it to others.  The Employer shall keep the terms and conditions of this Agreement confidential to the extent such confidentiality is not inconsistent with it operations, the rights of its partners, officers and directors or law.  Either party may disclose the Agreement if properly served by subpoena provided that notice is given to the other party within three business days of receipt of such subpoena.

11.

Return of Employer Property:

A.

The Employee shall immediately return all “Employer information” in his possession or control, including, but not limited to, business reports and records, client reports and records, customer information, contracts and proposals, files and rolodex or telephone listings of customer and clients, any other customer lists, internal memoranda concerning any of the above, and all credit cards, card key passes, computer access codes and passwords, security codes, door and file keys, software, and other physical or personal property which the Employee received, prepared or helped prepare in connection with his employment with the Employer and Employee shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. The term “Employer information” as used in this Agreement means (1) confidential information, including such information received from third parties under

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confidential conditions; and (2) other technical business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to interest of the Employer.

B.

The Employee acknowledges that in the course of his employment with the Employer he has acquired Employer information as defined above and that such Employer information has been disclosed to the Employee in confidence and for the Employer’s use only.  The Employee shall: (1) keep such Employer information confidential at all times after his employment with the Employer (2) not disclose or communicate the Employer information to any third party; and (3) not make use of the Employer information of the Employee’s employment and the nature of the Employer information which the Employee has received during the course of his employment.  The Employee agrees that any unauthorized disclosure to third parties of Employer information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secrets status of Employer information and the Employer, and that, therefore, the Employer shall be entitled to an injunction prohibiting the Employee from any such disclosure, attempted disclosure, violation, or threatened violation.

12.

General Releases.

A.

For value received, and other good and valuable consideration, the Employee irrevocably, unconditionally and generally releases, acquits and forever discharges the Employer, any related corporations and affiliates and each of its owners, stockholders, partners, predecessors, successors, assigns, agents, directors, officers, employees and representatives, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them from any and all Claims, which is defined as any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, and arising out of or relating to any matter or thing whatsoever including, but not limited to any and all claims whatsoever arising from or in connection with

(i)

compensation, wages, insurance coverage and benefits of any kind,

(ii)

the relationship of the parties, the termination of the Employees’ employment or any action or omissions of the Employer,

(iii)

Title VII of the Civil Rights Act of 1964, as amended,

(iv)

the Age Discrimination in Employment Act, of 1967 as amended, including the Older Workers Benefit Protection Act,

(v)

the Americans with Disabilities Act of 1990,

(vi)

the Employee Retirement Income Security Act,

(vii)

the Family and Medical Leave Act,

(viii)

the Civil Rights Act of 1991 and 1871,

(ix)

the Fair Labor Standard Act,

(x)

the Administrative Code of the City of New York, Chapter 1, Title B, as amended,

(xi)

the New York State Human Rights Law;

(xii)

the New York City Human Rights Law

(xiii)

New York State Wage-Hour Law

(xiv)

New York State Workers Compensation Law,

(xv)

any and all employment related Tennessee statutes,

(xvi)

any and all employment related New Jersey statutes,

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(xvii)

any and all regulations, guidelines, interpretations and standards promulgated under any of the above and,

(xviii)

any other federal, state, or local statues, rules, regulations, ordinances, or orders, which the Employee now has, owns or holds, or claims to have, own or hold, or which the Employee at any time heretofore had, owned or held, or claimed to have, own or hold, and

(xix)

and any other claim, right or cause of action founded in tort (including negligence), contract (whether oral, written or implied), public policy, estoppels, specific performance, for unpaid wages, unpaid benefits, severance pay, violation of covenant of good faith and fair dealing, wrongful termination, constructive discharge, misrepresentation, defamation, libel, slander, invasion or privacy, fraud, intentional or negligent infliction of emotional distress, interference with prospective economic advantage; interference with contractual relations, assault, battery or any other common law or equitable basis of action,

B.

The scope of the releases above given is from the beginning of the world through the date of this Agreement and binds the Employee, his heirs, distributees, successors, assigns, estate and representatives.

C.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Section 15, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

13.

Complete Agreement, No Representations, No Modification.  All prior understandings between the parties are merged herein; no representations or promises have been made by either the Employer or the Employee to the other unless set forth herein; and any modification or termination of this Agreement must be in writing signed by the party to be charged.

14.

Acknowledgement of Statutory Notice.  The Employee acknowledges before execution of this Agreement, he received a copy of this Agreement with a cover letter from the Employer advising:  (a) that he has the right, and is encouraged, to consult an attorney with regard to the Agreement and (b) that he had twenty-one (21) days to consider the Agreement and (c) that once the Agreement was signed, he could revoke it during the immediate seven (7) days following the signing of the Agreement.  The Employee further acknowledges that notwithstanding his right to consider this Agreement for 21 days, if he has signed this Agreement sooner than the expiration of said 21 days, he has done so knowingly and voluntarily, and expressly waives his right to consider this Agreement for the balance of the 21 days.

15.

Right to Revoke.  This Agreement may be revoked by the Employee within seven (7) days of its execution by written notice to the Employer.  In the event that the Employee exercises his right to revoke this Agreement within such 7 day period, the entire Agreement including the Employer’s obligation to pay the Severance Payment, shall be null and void.

16.

Notice.  Any demand, request or notice (collectively “Notice”) served pursuant to this Agreement must be written, and may be served personally, or by both regular and certified mail, return receipt requested on a party at the address set forth in the opening paragraph of this Agreement, or such different address a party may designate by notice.  Any notice served upon the Employer must be directed to Anna East, General Counsel.

17.

No Admission.  This Agreement is entered into by the Employer for settlement purposes only and without prejudice to its position on any legal or factual matter.  This Agreement is not and shall not in any way be construed as an admission by the Employer of any fact, liability or prior contractual obligations or that it has acted wrongfully with respect to the Employee or any other person, or that the Employee has any rights whatsoever against the Employer, and the Employer specifically disclaims any liability to or wrongful acts against the Employee or any other person, on the part of itself, any related corporation and their officers, partners, directors, members, agents and employees.

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18.

Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications.

19.

Applicable Law.  This Agreement shall be deemed executed and delivered within the State of Tennessee and is made in contemplation of its interpretation and effect being construed in accordance with the laws of said State applicable to contracts fully executed, delivered and performed in said State, and it is expressly agreed that it shall be construed in accordance with the laws of the State of Tennessee without giving effect to the principles of the conflicts of laws.  All litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought exclusively in the Federal or State courts of Tennessee and the parties consent to personal jurisdiction therein.

20.

Knowing and Voluntary Agreement.  This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement.  No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party.  Employee acknowledges that he has been notified of his rights to be represented by counsel in the negotiation of this Agreement.

[signature page follows]

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[Signature Page to Separation Agreement and General Release]

By:	/s/ Ford F. Graham	Date:	June 25, 2010
FORD F. GRAHAM

MILLER PETROLEUM, INC.

By:	/s/ Scott M. Boruff	Date:	June 25, 2010
SCOTT M. BORUFF

Its: Chief Executive Officer

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